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                                                                    EXHIBIT 23.2

                         CONSENT OF ERNST & YOUNG LLP

      We consent to the reference to our firm under the caption "Experts" in the Prospectus contained in the Registration Statement on Form S-3 (File No. 333-19951) of Patterson Dental Company for the registration of 41,700 shares of its Common Stock and to the incorporation by reference therein of our reports dated May 29, 1996, except for Note 7 as to which the date is July 3, 1996, with respect to the consolidated financial statements and schedule of Patterson Dental Company included in its Annual Report (Form 10-K) for the year ended April 27, 1996, filed with the Securities and Exchange Commission.

Minneapolis, Minnesota            /s/ ERNST & YOUNG LLP
February 13, 1997